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                                                                    EXHIBIT 23.1

                            TENNECO AUTOMOTIVE INC.

          EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF
                              ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended, provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     Effective as of May 16, 2002, Tenneco Automotive Inc. dismissed Arthur Andersen LLP as its independent auditors. On August 31, 2002, Arthur Andersen LLP voluntarily relinquished all of its permits and is no longer licensed to practice as a public accountant. As a result, after reasonable efforts, Tenneco Automotive has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this registration statement on Form S-8 of Arthur Andersen's audit report with respect to Tenneco Automotive's financial statements as of December 31, 2001 and for the three years then ended, included in Tenneco Automotive's annual report on Form 10-K for the year ended December 31, 2001.

     Under these circumstances, Rule 437(a) under the Securities Act of 1933 permits Tenneco Automotive to file this Form S-8 without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, individuals, their successors or assigns may be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act with respect to such financials. Tenneco Automotive believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the company's officers and directors, may still rely on Arthur Andersen's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.

     In addition, Tenneco Automotive was unable to obtain a letter acknowledging the incorporation by reference into this registration statement of Arthur Andersen's report on Tenneco Automotive's unaudited interim financial information included in its quarterly report on Form 10-Q for the quarter ended March 31, 2002. In any event, such report would not be considered part of the registration statement or a report prepared or certified by an accountant within the meaning of Section 7 or 11 of the Securities Act of 1933, pursuant to Rule 436(c) thereunder.